                                                                           FOR IMMEDIATE RELEASE

ENERJEX RESOURCES REPORTS OPERATING INCOME FOR THE FIRST QUARTER AND INCREASED PRODUCTION

With new development wells now online, total gross production in August has reached more than 300 barrels of oil per day

OVERLAND PARK, KAN. (August 28, 2008) – EnerJex Resources, Inc. (OTCBB: ENRJ) is pleased to announce financial results from its first quarter ended June 30, fiscal 2009. The Company, which first began acquiring oil leases in April 2007, has delivered its first positive income from operations of $24,710. For the three months ended June 30, 2008, oil and natural gas revenues were $1.69 million.

Oil sales volumes on a net revenue basis were 17,875 barrels compared to 2,304 barrels for the same period in 2007. The average commodity price, adjusted for hedges, received by EnerJex in the quarter, net of transportation costs, was $101.51 per barrel of oil as compared to $58.77 for the quarter ended June 30, 2007. The net loss for the quarter was $631,800, which included non-cash charges for stock-based compensation, depletion, accretion and certain loan costs totaling $831,286. Cash flow provided by operations was also positive, totaling $351,045.

EnerJex’s CFO, Dede Jones commented, “EnerJex has gone from a start-up to a company with positive operating income and cash flows from operations in a very short time frame. Staying focused on our growth strategy and ensuring cautious implementation is producing results.”

OPERATIONAL UPDATE BY PROJECT:

DD Energy
Since May of 2008, EnerJex has drilled 55 new wells (26 producer and 29 injector wells) on the Voigts lease, which consists of 200 gross acres in Johnson County, Kansas. The Company has completed 18 of these producer wells and is in the process of completing the remaining 37 wells. On August 26, 2008, the Voigts lease produced approximately 53 gross barrels of oil, up from 12 barrels of oil per day (BOPD) when it was acquired in September 2007.

Gross production of DD Energy Project at purchase approximated 45 BOPD. On August 26, 2008, total gross production for DD Energy was approximately 92 barrels.

Black Oaks
Since its acquisition in April 2007, our operating partner, Haas Petroleum, LLC, has drilled a total of 44 wells on Black Oaks. Thirteen of the wells are enhanced oil recovery (EOR) injector wells that are now operational and 29 are producing wells, of which all but one are completed.

Black Oaks encompasses approximately 2,400 gross acres in Woodson and Greenwood Counties in Kansas. For the quarter, gross average production at Black Oaks was approximately 100 BOPD. Production was down for the quarter, primarily due to eight of the better-producing wells being converted to injector wells to optimize our long-term waterflood distribution pattern. In addition, electrical storms shut down a number of wells for a number of days in the quarter. On August 26, 2008, gross production was approximately 106 barrels.

Thoren
We have drilled and completed a total of 31 wells on the Thoren Project since it was acquired in April 2007. Twenty are producing wells and 11 are EOR injector wells. We have acquired an additional 165 acres of producing leases with 2.5 BOPD in Douglas County, Kansas, and expect to begin developing them shortly. The Thoren Project encompasses 747 gross acres. Gross production on August 26, 2008, was approximately 48 barrels.

Gas City
We have drilled a total of 22 wells since signing a development agreement for Gas City with Euramerica Energy. We have completed six of the 22 wells, four for gas testing purposes and two for conventional oil and gas. Gas City encompasses approximately 6,600 gross acres, primarily in Allen County, Kansas. On August 26, 2008, gross production on Gas City’s two oil wells was approximately 17 barrels and seven gas wells was approximately 100,000 cubic feet.

Tri-County
The Tri-County Project consists of approximately 1,300 gross acres of leaseholds in Miami, Johnson and Franklin Counties in Kansas, with over 170 identified drilling locations. We have drilled and completed four producer wells on the Tri-County leases to-date. For the month of July, Tri-County had gross production of approximately 46 BOPD. That volume had increased to approximately 62 barrels on August 26, 2008.

EnerJex’s CEO, Steve Cochennet, commented, “We are extremely pleased with the increase in production this quarter and the progress we have made since May in developing the Voigts lease. Our March 31, 2008, Reserve Report included seven proved undeveloped (PUD) locations on the Voigts lease. As highlighted above, since our last Reserve Report, we have drilled and are in the process of completing 55 new wells with zero dry holes within that project. Based on these results, we plan to completely drill out the additional 15 locations on this lease before moving on to any of our other 30-plus leases, which cover over 13,500 gross acres. We anticipate the total capital cost to fully develop the Voigts lease will approximate $2.0 million. We also plan to continue to implement our strategy of prudent acquisitions and development as capital becomes available.”

About EnerJex Resources, Inc.
EnerJex is an oil and natural gas acquisition, exploration and development company. EnerJex’s principal strategy is to focus on the acquisition of oil and natural gas mineral leases that have existing production and cash flow. Once such leases are acquired, EnerJex implements an accelerated development program utilizing capital resources, a regional operating focus, an experienced management and technical team, and enhanced recovery technologies to attempt to increase production and increase returns for its stockholders. EnerJex’s oil and natural gas acquisition and development activities are currently focused in Eastern Kansas.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com.

Forward-Looking Statement
The statements in this press release regarding the operational successes, including the BOPD from EnerJex wells, number of current and anticipated wells, well success rate, current operations, future outlook, and any other effects resulting from any of the above forward-looking statements involve risks and uncertainties. Such risks and uncertainties, include, but are not limited to: the continued production of oil at historical rates; costs of operations and development; delays, and any other difficulties related to producing oil; rig availability; price of oil; exploitation and exploration successes; potential day-to-day fluctuations in production for a number of reasons, including weather, equipment failure, and normal operating cycles; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; actions taken and to be taken by the government as a result of political and economic conditions; future financial and operational results; competition; general economic, market or business conditions; and the ability to manage and continue growth. Although EnerJex believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the Securities and Exchange Commission (SEC). EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

For further information contact: Debbie Hagen, Investor Relations 913-652-6547 or dhagen@hagenandpartners.com
Or
Dede Jones, Chief Financial Officer
EnerJex Resources, Inc.
913-693-4600 or djones@enerjexresources.com

Tables to follow

EnerJex Resources, Inc. and Subsidiaries
Consolidated Balance Sheets

	June 30,	March 31,
	2008	2008
	(Unaudited)	(Audited)
Assets
Current assets:
Cash	$1,044,361	$951,004
Accounts receivable	1,030,388	227,055
Prepaid debt issue costs	157,191	157,191
Deposits and prepaid expenses	378,454	176,345
Total current assets	2,610,394	1,511,595

Fixed assets	243,925	185,299
Less: Accumulated depreciation	39,859	30,982
Total fixed assets	204,066	154,317

Other assets:
Prepaid debt issue costs	117,893	157,191
Oil and gas properties using full-cost accounting:
Properties not subject to amortization	3,200	62,216
Properties subject to amortization	9,404,474	8,982,510
Total other assets	9,525,567	9,201,917
Total assets	$12,340,027	$10,867,829

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,602,519	$416,834
Accrued liabilities	293,728	70,461
Notes payable	965,000	965,000
Deferred payments from Euramerica development	-	251,951
Long-term debt, current	517,284	412,930
Total current liabilities	3,378,531	2,117,176

Asset retirement obligation	557,633	459,689
Convertible note payable	25,000	25,000
Long-term debt, net of discount of $3,067,376 and $3,410,202	7,520,120	6,831,972
Total liabilities	11,481,284	9,433,837
Contingencies and commitments
Stockholders’ Equity:
Preferred stock, $0.001 par value, 10,000,000
shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized;
shares issued and outstanding – 4,442,833 at June 30, 2008 and 4,440,651 at March 31, 2008	4,443	4,441
Paid in capital	8,910,006	8,853,457
Retained (deficit)	(8,055,706)	(7,423,906)
Total stockholders’ equity	858,743	1,433,992

Total liabilities and stockholders’ equity	$12,340,027	$10,867,829

EnerJex Resources, Inc. and Subsidiaries
Consolidated Statements of Operations

	For the Three Months Ended
	June 30,
	2008	2007

Oil and natural gas revenues	$1,690,086	$146,203

Expenses:
Direct operating costs	714,534	59,042
Depreciation, depletion and amortization	370,190	14,245
Professional fees	143,678	874,505
Salaries	217,487	1,122,190
Administrative expense	219,487	129,937
Total expenses	1,665,376	2,199,919

Income (Loss) from operations	24,710	(2,053,716)

Other income (expense):
Interest expense	(274,386)	(69,742)
Loan fee expense	(39,298)	(34,560)
Loan interest accretion	(342,826)	(175,766)
Loan penalty expense	-	(2,126,271)
Total other income (expense)	(656,510)	(2,406,339)

Net (loss)	$(631,800)	$(4,460,055)

Net (loss) per share of common stock-basic and fully diluted	$(0.14)	$(1.16)

Weighted average shares outstanding	4,471,754	3,832,702

EnerJex Resources, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	For the Three Months Ended
	June 30,
	2008	2007
Cash flows from operating activities
Net (loss)	$(631,800)	$(4,460,055)
Depreciation and depletion	379,067	16,464
Amortization of stock and options for services	56,551	1,807,871
Loan penalty costs	-	2,126,271
Loan costs and accretion of interest	382,124	210,326
Accretion of asset retirement obligation	13,544	507
Adjustments to reconcile net (loss) to cash provided by
(used in) operating activities:
Accounts receivable	(803,333)	(141,426)
Deposits and prepaid expenses	(202,109)	(25,780)
Accounts payable	1,185,685	144,743
Accrued liabilities	223,267	(58,251)
Deferred payment from Euramerica for development	(251,951)	-
Cash provided by (used in) operating activities	351,045	(379,330)

Cash flows from investing activities
Purchase of fixed assets	(58,626)	(13,841)
Additions to oil & gas properties	(948,937)	(1,586,601)
Sale of oil & gas properties	300,000	-
Cash used in investing activities	(707,563)	(1,600,442)

Cash flows from financing activities
Proceeds from sales of common stock	-	4,313,757
Notes payable, net	-	(350,000)
Borrowings from long-term debt	523,442	4,033,165
Payments on long-term debt	(73,567)	-
Payments received on notes receivable	-	23,100
Cash provided by financing activities	449,875	8,020,022

Increase (decrease) in cash and cash equivalents	93,357	6,040,250
Cash and cash equivalents, beginning	951,004	99,493
Cash and cash equivalents, end	$1,044,361	$6,139,743

Supplemental disclosures:
Interest paid	$39,073	$75,935
Income taxes paid	$-	$-

Non-cash transactions:
Share-based payments issued for services	$-	$2,018,655
Asset retirement obligation	$84,400	$102,000